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                                  Exhibit 99.1


               LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T

                                 April 15, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, The Majestic Star Casino, LLC has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that the December 31, 2001 audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability at foreign affiliates of Andersen is not relevant to this audit.

                                                  Very truly yours,


                                                  /s/ Robert G. Novak
                                                  Controller
                                                  Buffington Harbor Riverboats

                                      E-6